Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release		(212) 930-9400
COMPANY CONTACTS		[NYSE: SFI]

Catherine D. Rice	Andrew C. Richardson	Heather A. Rauch
Chief Financial Officer	Executive Vice President – Capital Markets	Analyst – Investor Relations

iStar Financial Announces Appointment of Jay S. Nydick

NEW YORK - November 9, 2004 - iStar Financial Inc. (NYSE: SFI) – iStar Financial Inc. today announced the appointment of Jay S. Nydick as President of the Company.   In his capacity as President, Mr. Nydick will have primary responsibility for identifying, evaluating and executing strategic expansion opportunities.

Mr. Nydick comes to iStar Financial after spending the last 14 years at Goldman, Sachs & Co.  He most recently served as a Managing Director based in Hong Kong heading the Corporate Finance Group for non-Japan Asia and as a member of the Products and Financial Sponsors Group based in New York.  Prior to his assignment in Asia, Mr. Nydick was in Goldman’s Real Estate Investment Banking Group, co-headed the firm’s Lodging and Gaming Business and spent time in the Debt Capital Markets and Derivatives Group.  During his career, he has been involved in a broad range of transactions including mergers, acquisitions, debt and equity financings, LBOs, and the development of innovative products across many different markets in the world.

Mr. Nydick commented, “I am extremely excited about the many strategic business opportunities we believe exist to enhance iStar’s successful and growing franchise.   I feel privileged to join a management team that has delivered extraordinary value to shareholders while maintaining the highest values and integrity.”

Jay Sugarman, iStar Financial’s Chairman and Chief Executive Officer commented, “As the Company focuses on bringing its customer-focused, custom-tailored financing approach to additional parts of the real estate world, Jay will bring to bear his breadth of global, industry and product experience gathered throughout his long career on Wall Street.  Jay’s deep grounding in real estate as well as other asset intensive businesses will help us extend our franchise into new, complementary business lines.”

Mr. Nydick holds a bachelors degree from Cornell University and a master’s in business administration from Columbia University.

Based on his focus on strategic business initiatives, Mr. Nydick will be awarded an interest in superior returns on equity realized from those new initiatives that have been approved by the Board of Directors.  Mr. Nydick’s interest would make him eligible in five years for a one-time cash distribution equal to 2.5% of any return on equity in excess of 15% realized by the Company from its combined strategic initiatives during the five year period.

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iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

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